UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 10, 2011 (January 5, 2011)

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

(b)           On January 5, 2011, the Board of Directors (the “Board”) of Barnes & Noble, Inc. (the “Company”) approved a form of indemnification agreement (the “Indemnification Agreement”) and authorized the Company to enter into an Indemnification Agreement with the Company’s directors and officers (each an “Indemnitee”).

The Indemnification Agreement provides that the Company will indemnify each Indemnitee against any and all expenses, damages and losses actually and reasonably incurred or suffered by him or her in connection with any action, suit or proceeding to which the Indemnitee is a party by reason of the fact that (i) the Indemnitee is or was a director and/or officer of the Company or (ii) the Indemnitee is or was serving at the request of the Company as a director, officer, employee and/or agent of another entity.  If so requested by the Indemnitee, the Company will advance any and all expenses the Indemnitee determines to be reasonably likely to be payable in connection with any such action, suit or proceeding, subject to reimbursement by the Indemnitee should a final adjudication be made that indemnification is not available under the Indemnification Agreement.  The Indemnification Agreement also sets forth the procedures that will apply in the event that the Indemnitee seeks indemnification or expense advancement thereunder.  The indemnification rights provided for in the Indemnification Agreement are in addition to any rights to indemnification that the Indemnitee may have under the Company’s certificate of incorporation or by-laws, or under applicable law.

The foregoing summary of the Indemnification Agreement is a general description only, does not purport to be complete and is qualified in its entirety by the full text of the form of Indemnification Agreement attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           The following exhibit is filed as part of this report.

Exhibit No.	Description
10.1	Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: January 10, 2011	By:	/s/ Eugene V. DeFelice
Name: Eugene V. DeFelice
Title: Vice President, General Counsel and
Corporate Secretary

Exhibit Index

Exhibit No.	Description
10.1	Form of Indemnification Agreement.